AGREEMENT

THIS AGREEMENT (the “Agreement”) is dated October 30, 2008, and is entered into by and among PANTERA PETROLEUM INC. (“Pantera”), LAKEHILLS PRODUCTION, INC. (“Lakehills”) and MADOFF ENERGY IV LLC (“Madoff”). Pantera, Lakehills and Madoff are at times each individually referred to herein as a “Party” and are at times collectively referred to herein as the “Parties”.

W I T N E S S E T H:

     1. Properties. The Parties desire to enter into a drilling program and other arrangements relating to the following described properties, rights and interests (herein collectively called the “Properties”):

     (a) All oil and gas interests owned or to be acquired by Pantera and/or Lakehills that are associated with wells (including plugged wells) on Section numbers 74, 77, 78, 80 and 81 (individually, a “Well” and collectively, the “Wells”) in the West Gomez field (Baker Ranch) located in Pecos County, Texas, including those more particularly described on Exhibit A-1 attached hereto and made a part hereof. Such oil and gas interests include all well bores, equipment, surface interests, mineral leases, royalty interests, production, drilling locations, mineral interests, and associated contracts and rights on and/or related thereto (the “Associated Property”). Exhibit A-2 describes certain Associated Property by Well.

     (b) The acreage associated with the Wells consists of approximately 2,519 developed and undeveloped acres of land (the “Acreage”). The specific Acreage amount associated with each Well is set forth in Exhibit A-3 attached hereto and made a part hereof.

     2. Well Programs.

     (a) General. Pantera and Lakehills grant to Madoff the exclusive option to fund the drilling, re-entry and completion of the Wells (the “Well Program”) in consideration for Pantera’s and Lakehills’ conveyance of a 100% working interest in each Well and all Associated Property, on a Well-by-Well basis, as contemplated in Section 3 below. This exclusive option to fund the Well Program shall be a restrictive covenant running with the Properties. The estimated cost associated with the drilling, re-entry and completion of each Well is detailed under the “AFE” column on Exhibit B attached hereto and made a part hereof (“Well Cost”). The Well Cost is comprised of an estimate of (i) the reasonable costs to drill, complete, and equip a Well, (ii) other reasonable costs to construct pipelines, gathering lines, sales meters, and pipeline interconnection, and (iii) all other reasonable capital expenses associated with each Well and the production from each well. Madoff will make funds available (up to the specified Well Cost) for the drilling, re-entry and completion of the Initial Well and, should Madoff elect to continue the Well Program as set forth in Section 2(c) below, each Additional Well. All such funds made available by Madoff shall be used exclusively to pay for actual, reasonably incurred costs and expenses associated with the Well Program and expended in accordance with a mutually agreed timetable.

     (b) Initial Well. The Well Program is expected to commence with the reentry of the Section 80 Well (API #42-371-30774) (the “Initial Well”) promptly after the closing of the transactions contemplated hereunder (the “Closing”). Madoff will evaluate the performance of the Initial Well after the drilling, re-entry and completion thereof, at which time Madoff will determine its interest in continuing the Well Program. Madoff shall provide Pantera with written notice of its determination within 5 days after receipt of data relating to 30 days production from the Initial Well. If Madoff elects to terminate its participation in the Well Program, it shall have no further liability or obligation under this Agreement or the Well Program.

     (c) Additional Wells. If Madoff elects to continue its participation in the Well Program, the Well Program shall thereafter consist of the re-entry and completion of the Section 74, 77, 78, and 81 Wells (collectively, the “Additional Wells”). The drilling, re-entry and completion of the Additional Wells will take place in the following order, unless Madoff determines otherwise: Wells on Sections 74, 81, 78 and 77. Madoff will evaluate the performance of each Additional Well after the drilling, re-entry and completion thereof, at which time Madoff will determine its interest in continuing the Well Program. Madoff shall provide Pantera with written notice of its determination within 15 days after receipt of data relating to 30 days production from each Additional Well. If Madoff elects to terminate its participation in the Well Program with respect to subsequent Additional Wells, it shall have no further liability or obligation under this Agreement or the Well Program.

     (d) Authority for Expenditure. Lakehills and Pantera shall prepare separate budgets for the drilling, re-entry and completion, respectively, of each Well in the Well Program (each, an “Authority for Expenditure” or “AFE”). No fees or other expenses other than the actual, reasonably incurred costs associated with the drilling, re-entry and completion of such Well shall be allocated to any Well and set forth on an AFE. Each AFE shall be subject to the review and approval of Madoff. Lakehills and/or Pantera shall notify Madoff of the dates when drilling and completion will begin. Prior to such dates, Madoff shall pay the applicable amounts set forth in the AFE. Payment of such amounts shall be made by wire transfer of immediately available funds to a bank account designated by Pantera for the exclusive purpose of the Well Program (the “Drilling Program Bank Account”). The Drilling Program Bank Account will be an interest-bearing account maintained separate and apart from all other accounts of Lakehills and Pantera and the funds therein will not be commingled with any of their other funds. Madoff shall be made a signatory on the Drilling Program Bank Account, receive monthly bank statements relating thereto and, to the extent practicable, receive online access thereto. If requested by Madoff, Lakehills shall enter into and it shall cause any of its contractors to enter into a joint check agreement with Madoff pursuant to which Madoff shall have the right to make check(s) payable to both Lakehills and such contractor. Any interest earned on the funds in the account shall be applied to other costs paid out of such account. Notwithstanding anything otherwise set forth herein or in any operating agreement, Madoff shall not be obligated to pre-pay any AFEs or pre-fund the

Drilling Program Bank Account. In the event that actual drilling costs exceed the AFE budgets, Madoff shall fund its portion of said overages to the Drilling Program Bank Account in a similar manner promptly after receipt of acceptable documentation evidencing such overages. Pantera and Lakehills shall ensure that none of their officers, directors, managers or employees has a direct or indirect financial interest in any contractor (each a “Well Program Contractor”) working on the Well Program. Pantera and Lakehills shall also ensure that none of their officers, directors, managers or employees directly or indirectly requests or receives from a Well Program Contractor any commissions, gifts or compensation of any type or value above that normally encountered in usual and customary business practices.

     3. Working Interests; Cash Distributions.

     (a) Subject to the special allocation provisions set forth in Section 4(c) below, the Parties will be entitled to the cash flow attributable to each Well in accordance with their respective working interest ownership percentages therein. Upon tie-in of each Well, Madoff will own a 95% working interest in such Well and Madoff will grant to Lakehills a 5% working interest. Madoff’s working interest shall remain 95% until such time as Madoff has achieved a 12% IRR (defined in Section 3(c) below) from its investment in the Well Program. Thereafter, Madoff will grant to Pantera a 5% working interest and Madoff’s working interest percentage will be reduced to 90% until such time as Madoff has achieved a 20% IRR from its investment in the Well Program. Thereafter, Madoff will grant to Pantera an additional 10% working interest such that Pantera’s working interest will be 15% and Madoff’s working interest will be reduced to 80% until such time as Madoff has achieved a 25% IRR from its investment in the Well Program. Thereafter, Madoff will grant to Pantera an additional 6% working interest such that Pantera’s working interest in such Well will be 21% and Madoff’s working interest will be reduced to 74% accordingly. In all cases, Lakehills’ working interest will remain at 5%. Notwithstanding anything herein to the contrary, in the event that the actual cost for the drilling, re-entry and completion of a Well exceeds the amount set forth in an AFE, all working interests assigned by Madoff to Lakehills and/or Pantera hereunder shall be subject to reduction by the same percentage that the actual cost exceeds the AFE amount. For example, if the actual cost for the drilling, re-entry and completion of a Well is 10% above the AFE amount, the working interests assigned by Madoff hereunder shall all be reduced by 10%.

     (b) All working interests assigned by Madoff to Lakehills and/or Pantera hereunder shall be subject to existing royalty burdens and proportionately reduced based upon the actual working interest then owned by Madoff. For example, if Madoff only owns a 50% working interest in a Well before any issuance of interests to Lakehills and/or Pantera, all working interests assigned by Madoff hereunder shall be 50% of the percentages referenced above. The working interests assigned to Lakehills and Pantera with respect to a Well will be subject to forfeiture and assigned back to Madoff if Lakehills or Pantera (i) is unable or refuses to be the operator for such Well, (ii) is removed as the operator of such Well for “good cause” (defined below) or (iii) resigns as the operator of such Well other than for “good reason” (defined below). “Good cause”

and “good reason” shall have meanings ascribed to such terms in the Joint Operating Agreement (defined in Section 9(c)(ii) below)

     (c) For purposes of this Agreement, “IRR” shall mean the Internal Rate of Return as determined by using the Microsoft Excel Spreadsheet formula for the XIRR function and will take into account, on the one hand, the actual costs incurred by Madoff in connection with its investment (including, without limitation, capital expenditures for land and related equipment) and, on the other hand, all cash distributions to Madoff from the investment for the same period. The calculation shall be performed using monthly cash inflows and monthly cash outflows for the period under analysis. Any cash distributions to Madoff from the sale of all or any part of the Acreage shall be taken into consideration for the IRR calculation.

     4. Acquisition of Acreage.

     (a) In conjunction with the Well Program, Pantera and/or Lakehills shall be entitled to reimbursement for actual costs incurred in connection with the purchase of the Acreage, land research and title work associated with the Acreage (“Land Costs”) on a Well-by-Well basis. The Land Costs allocated to each Well are set forth in Exhibit C attached hereto and made a part hereof. Simultaneously with payment in full by Madoff of the Land Costs associated with a particular Well, or upon payment by Madoff of the Success Fee (defined in Section 4(b) below), Pantera and/or Lakehills shall execute and deliver to Madoff (i) assignments for the real property, including all mineral leases, and rights to all land pooled or communitized therewith and all surface rights associated with such Well in form and substance satisfactory to Madoff and (ii) assignments conveying all related personalty, including the wellhead equipment, pumping units, tanks and other equipment relating to the Well and used in connection with the exploration, development, operation or maintenance thereof in forms satisfactory to Madoff (collectively, the “Equipment”). All reimbursement amounts, including the Success Fee (if applicable), shall be paid in readily available U.S. funds as hereinafter provided.

     (b) As reimbursement for the Land Costs associated with the Initial Well, Madoff shall pay Lakehills the lesser of $87,190 or $450 per net acre (as determined by Madoff’s title due diligence) at Closing (the “Closing Payment”) and (i) Pantera and Lakehills shall simultaneously execute and deliver the assignments referenced in Section 4(a) above with respect to the Initial Well and (ii) Pantera shall simultaneously issue to Madoff an unsecured note in the same amount as the Closing Payment (the “Note”). The Note shall have an annual interest rate of 5% and accrued interest thereon and the remaining principal balance thereof shall be payable to Madoff in full on or before April 30, 2009. If Madoff elects to continue its participation in the Well Program and the Initial Well is successful (defined in Section 4(d) below), Madoff shall pay to Lakehills an amount equal to the total net acreage for the Additional Wells (as determined by Madoff’s title due diligence, which shall continue after the Closing Date) multiplied by $450, reduced by any amounts previously paid by Madoff for such net acreage (the “Success Fee”). The Success fee is currently estimated to be $846,360. Such amount shall be paid to Lakehills within 10 days after the determination that the Initial Well is successful. If such determination is not made by November 15, 2008, Madoff will have the option, but not the obligation, to pay the Success Fee or a portion thereof and acquire the real property and the Equipment related to the corresponding Additional Well(s).

     (c) Madoff will receive 100% of the Initial Well’s operating cash flow until the aggregate amount of such cash flow received by Madoff exceeds the principal and interest owed with respect to the Note and, if applicable, the Success Fee. No cash distributions shall be made or otherwise accrue to Pantera or Lakehills until all amounts owing with respect to the Note and, if applicable, the Success Fee have been paid. If Well 80 is deemed successful and all amounts owing with respect to the Note and, if applicable, the Success Fee have been paid, Pantera shall thereafter receive 100% of the Initial Well’s operating cash flow until the aggregate amount of such cash flow received by Pantera totals $350,000. No cash distributions shall be made or otherwise accrue to Madoff or Lakehills during this period. Thereafter, Madoff and Pantera will each receive 50% of the Initial Well’s operating cash flow until each party receives $175,000 (i.e., an aggregate of $350,000). No cash distributions shall be made or otherwise accrue to Lakehills during this period. Thereafter, cash distributions shall be calculated in accordance with the then current working interest ownership percentages associated with the Initial Well as outlined in Section 3(a) and Section 3(b) above. The distributions that would otherwise be payable to Pantera pursuant to the immediately preceding sentence shall be paid to Madoff until the aggregate of such distributions paid to Madoff totals $175,000. The first $525,000 of cash flow received by Pantera hereunder shall be used by Pantera to satisfy its obligations to investors as set forth in the oil and gas certificates referenced in Schedule 5(g) attached hereto, copies of which are included as part of Schedule 5(h) attached hereto.

     (d) The Initial Well shall be deemed “successful” if it (i) has a sales rate and a production rate greater than or equal to 3.0 MMCFE per day based on a 30-day average that utilizes day one as the maximum 24 hour production rate during the first 30 days of sales, (ii) has a natural gas quality greater than 950 mmBtu, (iii) contains no contaminants that have a materially adverse effect on the sales price of the gas and (iv) satisfies the gas quality requirements set forth in Section 5.1 of the General Terms and Conditions of the Gas Gathering Agreement (defined in Section 9(b)(viii) below)..

     5. Representations of Pantera. Pantera and Lakehills jointly and severally represent and warrant to Madoff as follows:

     (a) Organization and Qualification. Pantera is a corporation duly organized, legally existing and in good standing under the laws of the State of Nevada and is qualified to do business and in good standing in each of the states in which the Properties are located where the laws of such state would require a corporation owning the Properties located in such state to so qualify. Lakehills is a corporation duly organized, legally existing and in good standing under the laws of the State of Texas and is qualified to do business and in good standing in each of the states in which its operations are located where the laws of such state would require a corporation with such operations located in such state to so qualify.

     (b) Due Authorization. Each of Pantera and Lakehills has full power and authority to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder. The execution, delivery and performance by Pantera and Lakehills of this Agreement has been and the consummation by Pantera and Lakehills of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action.

     (c) No Violations. The execution, delivery and performance of this Agreement by Pantera and Lakehills and the consummation by Pantera and Lakehills of the transactions contemplated hereby will not: (i) violate, conflict with, or result in a breach or default under any provision of their respective organizational documents; (ii) violate any statute, ordinance, rule, regulation or order of any court or of any governmental or regulatory body, agency or authority applicable to either of them or by which any of their respective properties or assets may be bound; or (iii) result in a violation or breach by Pantera or Lakehills of, conflict with, constitute a default by Pantera or Lakehills (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance (defined below) upon any of their respective properties or assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, Permit (defined in Section 5(p) below), agreement, lease, franchise agreement or other instrument or obligation to which either of them is a party, or by which either of them or any of their respective properties or assets may be bound. For purposes of this Agreement, “Encumbrance” shall mean any liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, agreements, encroachments, licenses, leases, permits, security agreements, or any other encumbrances or other restrictions or limitations on the use of real or personal property or irregularities in title thereto.

     (d) Valid, Binding and Enforceable. This Agreement constitutes (and the Conveyance (defined in Section 9(b)(i) below) will, when executed and delivered, constitute) the legal, valid and binding obligation of Pantera and Lakehills, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

     (e) Litigation. There are no pending claims, suits, actions or other proceedings in which Pantera or Lakehills is a party (or, to their respective knowledge, which have been threatened to be instituted against either of them or the Properties) which affect the Properties (including, without limitation, any actions challenging or pertaining to their respective title to any of the Properties), or affecting the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the Parties’ performance of their obligations hereunder.

     (f) Title to the Properties. Pantera and/or Lakehills have good, valid and defensible title to all of the Properties free and clear of all Encumbrances, except Permitted Encumbrances (defined below). For purposes of this Agreement, “Permitted Encumbrances” means (a) royalties, overriding royalties and other burdens as described in Schedule 5(g); (b) liens for taxes for which payment is not due; (c) Encumbrances of mechanics, materialmen, warehousemen, vendors, and carriers and any similar Encumbrances arising by operation of law which, in each instance, arise in the ordinary course for sums not yet due; and (d) easements, surface leases and rights, plat restrictions, zoning laws, restrictive covenants and conditions, and building and other land use laws and similar encumbrances, none of which interferes with the development and operation of the Properties for the production of hydrocarbons or for the use for which the same are held.

     (g) Royalty Burdens. All of the royalty burdens associated with any of the Properties and the holders thereof are specifically identified and described in Schedule 5(g) attached hereto and neither Lakehills, Pantera nor any of their Affiliates (defined in Section 15(a)(i) below) nor any natural person related by blood, law or marriage to any other natural person associated with Lakehills, Pantera or any of their Affiliates has any royalty interest with respect to any of the Properties. Neither Pantera, Lakehills nor any of their Affiliates has any other obligation (oral or in writing) to grant any royalty burdens with respect to the Properties. The rights of the investors referred to in Section 4(c) above are not a lien on any of the Properties being conveyed to Madoff hereunder and Pantera has not made any representations to the contrary to such investors.

     (h) Contracts Relating to the Properties. Schedule 5(h) attached hereto sets forth all contracts, agreements and obligations, which relate to or bind the Properties or any production therefrom, including without limitation, farmouts, gathering agreements, sales contracts, participation agreements and area of mutual interest agreements (collectively, the “Contracts”). Pantera and Lakehills have previously delivered or made available to Madoff correct and complete copies of each of the written Contracts and expressly represent and warrant that there are no oral Contracts. Each Contract is in full force and effect. Neither Pantera nor Lakehills has breached, nor to their respective knowledge is there any claim or any legal basis for a claim that Pantera, Lakehills or any other Person (defined in Section 15(a)(iv) below) has breached, any of the terms or conditions of any Contract. Neither Pantera nor Lakehills have given or received from any third party notice of any intent to terminate or amend any Contract.

     (i) Consents. No consent, approval, authorization or permit of, waiver by or filing with or notification to, any Person is required for or in connection with the execution and delivery by Pantera or Lakehills of this Agreement and the other agreements, documents and instruments executed in connection herewith to which either of them is a party or for or in connection with the Closing and performance by Pantera or Lakehills of the terms and conditions contemplated hereby and thereby.

     (j) Equipment. All of the Equipment associated with any of the Wells and the Acreage is specifically identified and described in Schedule 5(j) attached hereto. All of the Wells were drilled and (if completed) completed, operated and produced within the boundaries of the applicable land or within the limits otherwise permitted by applicable laws and Permits. Each Well was (and any other wells on any of the Properties were) plugged in accordance with prudent industry practices and in compliance with applicable laws and there is no well that Pantera or Lakehills (or any of their Affiliates) is currently obligated by law or Contract to plug and abandon on any of the Properties.

     (k) Broker’s or Finder’s Fees. Except as provided in Schedule 5(k) attached hereto, no agent, broker, financial advisor, investment or merchant banker, or other Person is, or will be, entitled to any fee, commission or broker’s or finder’s fees from Pantera or Lakehills, or from any Affiliate (defined in Section 15(a)(i) below) of Pantera or Lakehills, in connection with this Agreement or any of the transactions contemplated hereby.

     (l) Maintenance of the Properties. The Properties, including without limitation the Wells and the Equipment, are being (and, to the extent the same could adversely affect the ownership or operation of the Properties after the date hereof, have in the past during Pantera’s and Lakehills’ Ownership thereof been) maintained in a good and workmanlike manner in all material respects, in accordance with prudent industry standards and in conformity with all applicable laws and in conformity with all Contracts. All Wells have the appropriate and necessary infrastructure in place and/or available for the marketing, transportation and processing of natural gas therefrom.

     (m) Books and Records. All accounts, books, ledgers, operating information, data and official and other financial records necessary for the operation of the Properties (the “Books and Records”), during Pantera’s and Lakehills’ ownership of the Properties, have been fully, properly and accurately kept and are complete in all material respects, and copies of the Books and Records have been made available to Madoff for review at Pantera’s or Lakehills’ offices.

     (n) Environmental. (i) With the exception of production of natural gas from the Wells, neither Pantera nor Lakehills has, and, to the knowledge of Pantera and Lakehills, no other Person has, generated, used, treated, disposed of, released or stored Hazardous Materials (defined below) on, or transported Hazardous Materials in any material quantities to or from, any of the Properties; (ii) Pantera and Lakehills are in compliance with applicable environmental laws and the requirements of any permits issued under such environmental laws with respect to the Properties; and (iii) there are no pending or threatened claims, suits, demands, investigations, proceedings or other actions relating to any applicable environmental law with respect to the Properties, nor is there a reasonable basis for any such actions. None of the Equipment on the Properties is leaking as of the Closing Date nor to Pantera’s knowledge have any such leaks occurred. For purposes of this Agreement, “Hazardous Materials” shall mean all hazardous substances, wastes, materials or constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, radioactive materials, urea formaldehyde, polychlorinated biphenyls, radon gas and related materials, including, without limitation, any such materials defined, listed, identified under or described in any applicable environmental laws.

     (o) Insurance. Lakehills maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar business operating in the same or similar locations. A summary of such insurance coverage is set forth on Schedule 5(o) attached hereto.

     (p) Permits. Lakehills has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (collectively, the “Permits”) that are necessary or required for the ownership and operation of the Properties as currently owned and operated. A listing of all such Permits is set forth on Schedule 5(p) attached hereto. During Pantera’s and Lakehills’ ownership thereof, the Properties have been operated and maintained in all material respects in accordance with the conditions and provisions of such Permits, and no notices of violation of such Permits have been received by Pantera, Lakehills or their respective Affiliates.

     (q) Payment of Property Costs. All Property Costs (defined below) and other payments due in connection with the ownership and operation of the Properties, during Pantera’s and Lakehills’ ownership of the Properties, have been properly and correctly made by Pantera and/or Lakehills. As used herein, “Property Costs” means all operating expenses (including, without limitation, costs of insurance and ad valorem, property, severance, production and similar taxes based upon or measured by ownership of the Properties or the production therefrom), capital expenditures incurred in the ownership and operation of the Properties, and overhead costs charged to the Properties.

     (r) Lease Obligations. Neither Lakehills nor Pantera is in breach under the terms of any of the mineral leases comprising a part of the Contracts (the “Leases”) and, to their knowledge, no other party thereto is in breach thereunder and all of such Leases are in full force and effect and there has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice or both, would constitute a breach or default under any Lease on behalf of them or any other party. Neither Pantera nor Lakehills has received any claims or demands (whether written or oral) that royalties or other payments due under any Leases have not been properly and timely paid, or that any conditions necessary to keep the Leases in force have not been fully performed. The lease expiration dates for each of the Leases is set forth on Schedule 5(r) attached hereto.

     (s) Calls on Production; Hedging. No Person has any call upon, option to purchase, or similar rights with respect to production from the Properties. There are no hedging contracts or similar contracts currently in place related to production from the Properties.

     (t) Taxes. Lakehills and Pantera have filed all tax returns required by applicable laws with respect to their respective interests in the Properties due on or prior to the Closing Date. Neither Lakehills nor Pantera has received written notice of any pending claim against it or its interest in any of the Properties from any applicable taxing authority for assessment of taxes with respect to the Properties. Lakehills’ and Pantera’s respective interests in the Properties are not subject to tax partnership recording for federal income tax purposes.

     (u) No Untrue Statements. No representation or warranty of Pantera or Lakehills contained in this Agreement or any statement or information made by or provided by Pantera or Lakehills contained in any schedule, exhibit, certificate, written statement, document or instrument, or other information attached to, delivered or required to be delivered by Pantera or Lakehills pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document.

     6. Representations of Madoff. Madoff represents and warrants to Pantera and Lakehills as follows:

     (a) Organization and Qualification. Madoff is a limited liability company duly organized and legally existing and in good standing under the laws of the State of Delaware, and is qualified to do business and in good standing in each of the states where the laws of such state would require a limited liability company in such state to so qualify.

     (b) Due Authorization. Madoff has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder. The execution, delivery and performance by Madoff of this Agreement has been and the consummation by Madoff of the transactions contemplated hereby have been, duly and validly authorized and approved by all necessary company action of Madoff.

     (c) No Violations. The execution, delivery and performance of this Agreement by Madoff and the consummation by Madoff of the transactions contemplated hereby will not: (i) violate, conflict with, or result in a breach or default under any provision of the certificate of formation or limited liability company agreement of Madoff; (ii) violate any statute, ordinance, rule, regulation or order of any court or of any governmental or regulatory body, agency or authority applicable to Madoff or by which any of its properties or assets may be bound; or (iii) result in a violation or breach by Madoff of, conflict with, constitute a default by Madoff (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Madoff under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Madoff is a party, or by which Madoff or any of its properties or assets may be bound.

     (d) Valid, Binding and Enforceable. This Agreement constitutes the legal, valid and binding obligation of Madoff, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

     (e) No Litigation. There are no pending claims, suits, actions, or other proceedings in which Madoff is a party (or, to Madoff’s knowledge, which have been threatened to be instituted against Madoff) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (f) Broker’s or Finder’s Fees. No agent, broker, financial advisor, investment or merchant banker, or other Person is, or will be, entitled to any fee, commission or broker’s or finder’s fees from Madoff, or from any Affiliate of Madoff, in connection with this Agreement or any of the transactions contemplated hereby.

     7. Indemnification.

(a) For purposes of this Agreement:

     (i) “Madoff Indemnified Persons” shall mean Madoff and its Affiliates and their respective directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors).

     (ii) “Damages” shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity.

     (iii) “Indemnifying Person” shall mean the Person having an obligation to indemnify another Person with respect to Damages pursuant to this Agreement.

     (iv) “Indemnified Person” shall mean the Person having the right to be indemnified with respect to Damages pursuant to this Agreement.

     (v) “Pantera Indemnified Persons” shall mean Pantera and Lakehills and their respective Affiliates and their respective directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors).

     (b) From and after Closing, Pantera and Lakehills shall jointly and severally indemnify, defend and hold harmless the Madoff Indemnified Persons against and from all Damages incurred or suffered by any such Indemnified Person REGARDLESS OF WHETHER SUCH CLAIMS ARISE OUT OF THE NEGLIGENCE (WHETHER SOLE, JOINT, COMPARATIVE OR CONCURRENT) OF SUCH INDEMNIFIED PERSON caused by, arising out of or resulting from (i) the ownership, use, or operation of the Properties before the Closing including, without limitation, any liability associated with the plugging and abandonment of the Wells, or (ii) any breach of any representation or warranty made by Pantera and Lakehills contained in Section 5 or in any covenant or other agreement made by Pantera or Lakehills in this Agreement.

     (c) From and after Closing, Madoff shall indemnify, defend, and hold harmless the Pantera Indemnified Persons against and from all Damages incurred or suffered by any such Indemnified Person REGARDLESS OF WHETHER SUCH CLAIMS ARISE OUT OF THE NEGLIGENCE (WHETHER SOLE, JOINT, COMPARATIVE OR CONCURRENT) OF SUCH INDEMNIFIED PERSON caused by, arising out of or resulting from any breach of (i) any representation or warranty made by Madoff contained in Section 6 or (ii) any covenant or other agreement made by Madoff in this Agreement.

     (d) The indemnity to which each Party is entitled under this Agreement shall be for the benefit of and extend to such Indemnified Persons affiliated with such Party as described above in this Agreement. Any claim for indemnity under this Agreement by any such Indemnified Person (other than a Party) must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than a Party shall have any rights against any Party under the terms of this Section 7 or otherwise under this Agreement except as may be exercised on its behalf by a Party, pursuant to this Section 7(d). Each Party may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Agreement.

     8. Indemnification Actions. All claims for indemnification under Section 7 shall be asserted and resolved as follows:

     (a) To make claim for indemnification under Section 7, an Indemnified Person shall notify the Indemnifying Person of its claim, including the basis under this Agreement for its claim (the “Claim Notice”). If the claim for indemnification is based upon a claim by a third party against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 8(a) shall not relieve the Indemnifying Person of its obligations under Section 7 except to the extent (and only to the extent of any incremental Damages incurred) such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Claim.

     (b) In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have 15 days from its receipt of the Claim Notice to notify the Indemnified Person whether or not it agrees to indemnify and defend the Indemnified Person against such Claim under this Section 8. The Indemnified Person is authorized, prior to and during such 15 day period, to file any motion, answer, or other pleading that it shall reasonably deem necessary or appropriate to protect its interests or those of the Indemnifying Person.

     (c) If the Indemnifying Person agrees to indemnify the Indemnified Person, the Indemnifying Person shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Person shall have control of such defense and proceedings except to the extent the Indemnified Person reasonably believes that there might be a conflict of interest between such Indemnified Person and the Indemnifying Person in connection with such Claim, in which case the Indemnified Person shall be entitled to maintain separate counsel at the Indemnifying Person’s expense and the Indemnified Person shall have full control of such defense and proceedings. The Indemnified Person may participate in, but not control, at its sole cost and expense, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 8. An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all liability in respect of such Claim) or (ii) may adversely affect the Indemnified Person or any of its Affiliates or any of their assets (other than as a result of money damages covered by the indemnity).

     (d) If the Indemnifying Person does not agree to indemnify the Indemnified Person within the 15 day period specified in Section 8(b), fails to give notice to the Indemnified Person within such 15 day period regarding its election, or if the Indemnifying Person agrees to indemnify, but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing.

     (e) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have 15 days from its receipt of the Claim Notice to (i) cure the Damages complained of; (ii) agree to indemnify the Indemnified Person for such Damages; or (iii) dispute the claim for such Damages. If such Indemnifying Person does not respond to such Claim Notice within such 15 day period, such Person will be conclusively deemed obligated to provide such indemnification hereunder.

     (f) The indemnities in Section 7 relating to breaches of representations and warranties shall terminate as of the termination date, if any, of each respective representation or warranty that is subject to indemnification, except (in each case) as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date which shall not be time limited.

     9. Closing.

     (a) Conditions to Closing. The Closing Payment will be paid by Madoff, and the Closing shall occur, once Madoff has determined in good faith that the Properties are free and clear from any and all existing, threatened, and potential Encumbrances other than Permitted Encumbrances.

     (b) Actions At Closing. The Closing shall take place on the date hereof and at a mutually agreed time and place. At the Closing:

     (i) Delivery of Conveyance. Upon the execution hereof, Pantera and/or Lakehills shall execute, acknowledge and deliver to Madoff a conveyance of the Initial Well, the related Equipment and Acreage and associated interests and rights (the “Conveyance”), in the form attached hereto as Exhibit D and made a part hereof.

     (ii) Federal, State and other Conveyance Forms. Pantera and/or Lakehills shall execute (and, where required, acknowledge) and deliver to Madoff forms of conveyance or assignment as required by the applicable authorities for transfers of interests in any state, federal or Indian leases included in the relevant Properties and, if requested by Madoff, such other forms of conveyance, in form acceptable to both Parties.

     (iii) Letters in Lieu. Pantera and/or Lakehills shall, if requested by Madoff, execute and deliver to Madoff letters in lieu of transfer orders (or similar documentation), in form acceptable to both Parties.

     (iv) Turn Over Possession. Pantera and/or Lakehills shall, to the extent they can do so, turn over possession of the Initial Well to Madoff, subject to the terms of the Joint Operating Agreement.

     (v) Payment to Lakehills. Madoff shall deliver to Lakehills, by wire transfer of immediately available funds to an account designated by Lakehills in a bank located in the United States, an amount equal to the Closing Payment.

     (vi) Delivery of the Note by Pantera. Pantera shall execute and deliver to Madoff the Note.

     (vii) Non Foreign Status Affidavit. If Madoff so requests, Pantera and Lakehills will execute and deliver to Madoff an affidavit or other certification (as permitted by the Internal Revenue Code of 1986, as amended (the “Code”)) that each is not a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Code (i.e., each of Pantera and Lakehills is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).

(c) Additional Agreements.

     (i) Transfer of Files. In addition to the rights set forth in the “Access to Contract Area and Records” section set forth in the Joint Operating Agreement, following Closing Pantera and/or Lakehills will preserve at their respective offices all of the lease files, abstracts and title opinions, division order files, production records, well files, accounting records (but not including general financial accounting or tax accounting records which do not particularly relate to the Properties), and other similar files and records which relate to the Properties.

Pantera and Lakehills will allow Madoff access (including, without limitation, the right to make copies at Madoff’s expense) to such files at all reasonable times. Neither Pantera nor Lakehills shall dispose of such files without the prior written consent of Madoff after providing Madoff with an opportunity to receive delivery of such files.

     (ii) Operational Transition. In light of the agreement among the Parties that Lakehills shall remain as operator of the Properties, upon the execution hereof, the Parties are entering into that certain operating agreement in the form as attached hereto as Exhibit E and made a part hereof (the “Joint Operating Agreement”) and to the extent Lakehills so operates the Properties after Closing, its obligations to Madoff and Pantera with respect thereto shall be as set forth in the Joint Operating Agreement. Madoff’s right to remove Lakehills as operator of the Properties shall be governed by the terms of the Joint Operating Agreement.

     (iii) Due Diligence. The Parties acknowledge that Madoff shall not have completed its due diligence with respect to the Additional Wells prior to the Closing Date. Madoff shall have the right to continue its due diligence after the Closing Date and Pantera and Lakehills agree to use commercially reasonable efforts to facilitate Madoff’s continued due diligence.

     (iv) Participation Agreement. Pantera, Lakehills and Madoff shall enter into a Participation Agreement that includes a right of first refusal on behalf of Madoff to participate in additional lease/land acquisition(s) and all drilling thereon on the terms set forth herein (the “Participation Agreement”), and an area of interest under the Participation Agreement that encompasses the Acreage and surrounding area as described in Exhibit F attached hereto and made a part hereof.

     (v) Lease Ratification. In the event that any of the Acreage is not held by production or is otherwise not capable of being assigned by Pantera and/or Lakehills to Madoff as contemplated hereunder, Pantera and Lakehills (in consultation with Madoff) shall use their best efforts to negotiate and obtain a ratification or renewal of the existing lease(s) on commercially reasonable terms to enable the affected acreage to be so assigned to Madoff.

     (vi) Drilling Schedule. If Madoff elects to continue participation in the Well Program pursuant to Section 2(c) above, the Additional Wells shall be drilled, re-entered and completed in accordance with the drill schedule set forth in Exhibit G attached hereto and made a part hereof. If all of the Additional Wells are not re-entered and completed by January 7, 2010, Lakehills will forfeit the Success Fee applicable to the Additional Wells not so completed (as set forth on Exhibit C) and immediately pay such amount to Madoff. Such amount payable to Madoff shall also include any amounts that Madoff previously paid for any of the acreage associated with the Additional Wells not so completed.

     (vii) Lease Acquisitions. Madoff will make available up to $175,000 for the acquisition of acreage associated with the Section 81 Well. All such acreage and the acquisition thereof shall be subject to Madoff approval after Madoff has had the opportunity to conduct due diligence with respect thereto.

     (viii) Gas Gathering Agreement. Madoff hereby ratifies the Gas Gathering and Treating Agreement dated April 9, 2008 (the “Gas Gathering Agreement”) between Lakehills and WGR Asset Holding Company LLC (“WGR”) and agrees to the terms of the Gas Gathering Agreement with such changes as Madoff, Lakehills and WGR may negotiate in good faith after the Closing. Lakehills represents that it has made the [“Take in Kind”] [“WGR Purchase”] election as set forth in Section 4(c) of the Gas Gathering Agreement. Lakehills shall take all actions necessary to ensure the each of the Wells will be included within the terms and conditions of the Gas Gathering Agreement.

     10. Assumption of Liabilities and Obligations. Subject to (a) the continuing obligations and responsibilities of (i) Lakehills as operator of the Properties under the Joint Operating Agreement, and (ii) Lakehills and Pantera as working interest owners and (b) Pantera’s and Lakehills’ indemnity obligations and other obligations hereunder, Madoff shall, as of the Closing Date, agree (and, upon the delivery to Madoff of the Conveyance, shall be deemed to have agreed) to assume, and to timely pay and perform, its proportionate share (based on working interest ownership) of all duties, obligations and liabilities relating to the ownership and/or operation of the Properties conveyed to Madoff (including, without limitation, those arising under the Contracts), but only to the extent the same accrued or otherwise arose after the Closing Date.

     11. Commissions. As to any commissions or the like not set forth on Schedule 5(k) attached hereto, each Party agrees to indemnify, defend and hold the other Parties (and their respective Affiliates, and the respective officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and reasonable attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, such Party with any broker or finder in connection with this Agreement or the transactions contemplated hereby.

     12. Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Madoff:	Madoff Energy IV LLC
885 Third Avenue, 19th Floor
New York, New York 10022
Tel: 212-230-2444
Fax No.: 212-901-2120
Attention: Andrew Madoff

If to Pantera:	Pantera Petroleum Inc.
111 Congress Avenue
Suite 400
Austin, Texas 78701
Tel: 512-391-3868
Fax No.: 512-391-3869
Attention: Chris Metcalf

If to Lakehills:	Lakehills Production, Inc.
3267 Bee Cave Drive
Suite 107, PMB #512
Austin, Texas 78746
Tel: 512-306-8620
Fax No.: 512-306-8621
Attention: Tom Stratton

and shall be considered delivered on the date of receipt. Each Party may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other Parties, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.

     13. Survival of Provisions. All representations and warranties made herein by the Parties shall be continuing and shall survive the Closing and the delivery of the Conveyance for a period of two (2) years after the termination of all drilling operations arising out of or in connection with this Agreement. The obligations of the Parties under Section 9 (to the extent the same are, by mutual agreement, not performed at Closing) and Sections 7, 8, 10, 11, 12, 13, 14 and 15 shall (subject to any limitations set forth therein) survive the Closing and the delivery of the Conveyance until the expiration of any applicable statute of limitations.

     14. Restrictions on Transfer.

     (a) Transfer. No Transfer by Pantera or Lakehills of their respective interests in any of the Properties (collectively, the “Interests”) shall be permitted unless it is made in compliance with the terms and conditions hereof. For purposes of this Section 14, the term “Transfer” means: sell, transfer, convey, assign, distribute or otherwise dispose of the asset or property in question; provided, however, that the term Transfer shall not include any pledge, charge, grant of a security interest or other encumbrance incurred in connection with a bank financing. The term Transfer also includes any change in the Person(s) of which Pantera or Lakehills is a direct or indirect subsidiary or that otherwise control (defined in Section 15(a) below) either such entity whether by merger, equity interest sale or otherwise.

     (b) Notice of Desired Transfer. Prior to any Transfer of all or any portion of the Interests, Pantera or Lakehills, as the case may be (the “Transferring Party”), shall promptly notify Madoff in writing of its desire to make such Transfer and the cash price or other consideration it desires to receive in connection with such Transfer (the “Desired Price”). If the Desired Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be mutually determined by Madoff and the Transferring Party in good faith. If the Transferring Party and Madoff cannot agree on such value, such determination shall be made by a mutually acceptable appraiser whose cost shall be shared equally by Madoff and the Transferring Party. The Transferring Party and Madoff shall negotiate in good faith to determine if Madoff desires to acquire the Transferring Party’s Interests being offered for sale at the Desired Price.

     (c) Exercise of Desired Transfer. At any time within 30 days after receipt of the Transferring Party’s notice, Madoff may elect to purchase all of the Interest proposed to be transferred at the Desired Price or a portion of such Interest at a proportionately equivalent price by providing written notice thereof to the Transferring Party. Payment of the purchase price for the Interest shall be made by wire transfer of immediately available funds in accordance with the terms and conditions of the relevant documentation evidencing the proposed transaction.

     (d) Right to Transfer. If Madoff elects not to purchase the Interest as provided herein at the Desired Price, then the Transferring Party may Transfer the Interest to an acceptable transferee party (as described in Section 14(g) below) at a price that is no less than the Desired Price, provided that such Transfer is consummated within one hundred eighty (180) days after Madoff notified the Transferring Party of its election not to purchase the Interest, and subject to Madoff’s right of first refusal described in Section 14(e) below. If Madoff elects not to purchase the Interest as provided herein and the Interest is not Transferred to the proposed transferee within such period, a new notice shall be given to Madoff, and Madoff shall again be offered the right to purchase the Interest (as provided in Section 14(b) above) before the Interest may again be offered to an acceptable transferee party.

     (e) Right of First Refusal. Before all or any portion of the Transferring Party’s Interests may be Transferred to a third party, Madoff shall have a right of first refusal to purchase the Interests on the following terms and conditions:

     (i) The Transferring Party shall deliver to Madoff a written notice (the “Notice”) stating (1) the name of each proposed purchaser or other transferee (“Proposed Transferee”), (2) the specific Interest to be transferred to each Proposed Transferee, (3) the bona fide cash price or other consideration for which the Transferring Party proposes to transfer the Interest (the “Offered Price”), and (4) the material terms and conditions of the proposed transfer (the “Offer Terms”).

     (ii) The Transferring Party shall offer the Interest to Madoff at the Offered Price and on the Offer Terms.

     (iii) At any time within 15 days after receipt of the Notice, Madoff may, by giving written notice to the Transferring Party (“Notice of Exercise”), elect to purchase all or part of the Interest proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price and on the terms determined in accordance with clause (iv) below.

     (iv) The purchase price (“Purchase Price”) for the Interest purchased by Madoff under this Section 14(e) shall be the Offered Price, and the terms and conditions of the transfer shall be identical in all material respects to the Offer Terms (the “Terms”). If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined as provided in Section 14(b) above. Payment of the Purchase Price shall be made by wire transfer of immediately available funds, within thirty (30) days after delivery of the Notice of Exercise to the Transferring Party.

     (f) Conditions to Transfer. If Madoff elects not to purchase the Interest as provided herein and the Transferring Party Transfers the Interest to a third party, the Transferring Party shall make no representations or warranties that are attributable to Madoff and shall not enter into any restrictions or conditions that are binding on Madoff. The transferee must acknowledge and agree and the Transfer shall be subject to Madoff’s exclusive option to fund the re-entry and completion of the Wells on the Acreage. The transferee must covenant not to sue any Madoff Indemnified Person for any claim, loss or damage arising directly or indirectly out of the transferee’s acquisition of all or any portion of the Interests. The transferee’s sole remedy and cause of action shall be against the Transferring Party. The transferee must grant a release of any and all claims against all Madoff Indemnified Persons. The Transferring Party shall indemnify, defend and hold harmless the Madoff Indemnified Persons from and against any claim, loss or damage arising directly or indirectly out of its Transfer of any Interests. The transferee must agree in writing that the provisions and restrictions of this Section 14 shall continue to apply to the Interests in the hands of such transferee if it elects to subsequently Transfer the acquired Interests.

     (g) Acceptable Transferee Parties. No portion of the Transferring Party’s Interests may be directly or indirectly sold or transferred in connection with a public offering or private placement of such interests that requires the preparation of an offering memorandum or similar document. All such Transfers must take place in the form of a private sale to sophisticated persons with experience in the oil and gas industry. All Transfers must be funded by the transferee as principal and not directly or indirectly with any partners or external funds (other than bank financing).

     15. Miscellaneous Matters.

(a) Additional Definitions. For purposes of this Agreement:

     (i) “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

     (ii) “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Texas or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close.

     (iii) “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (through the ownership of voting securities or by contract or otherwise) (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person.

     (iv) “day” means any calendar day.

     (v) “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities

     (b) Further Assurances. After the Closing, each Party shall, at the request of the other Party, execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary or appropriate to more fully and effectively grant, convey and assign the Properties to Madoff or otherwise to confirm or carry out the provisions of this Agreement.

     (c) Dispute Resolution.

     (i) Any dispute, controversy or claim (“Dispute”) arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach hereof which cannot be resolved by good faith discussions among the Parties within 30 days (or such longer period as may be agreed by the Parties) shall be referred by any Party to, and shall be finally settled by, arbitration under and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). A Dispute shall be deemed arisen when either Party notifies the other in writing to that effect.

     (ii) The place of arbitration shall be Houston, Texas, and the award shall be deemed to have been made there. The arbitration tribunal shall consist of one arbitrator appointed in accordance with the Rules. Arbitration shall be in English. The arbitrator shall have at least (10) years of experience in the oil and gas industry as an attorney or other relevant professional. The decision of the arbitrator shall include a statement of reasons for such decision, the award shall be final and binding on the Parties, and judgment thereon may be entered in any court having jurisdiction for its enforcement. In connection with such enforcement, the Parties will submit to the non-exclusive jurisdiction of the courts of Texas, waive any objections to venue in such courts and, to the extent necessary to accomplish the foregoing, enter into such agreements as are necessary to appoint an agent for the service of process in connection with such an enforcement action.

     (iii) The costs of the arbitration proceedings shall be borne according to the arbitration award. However, each Party to the Dispute shall bear its own costs, including costs regarding its own witnesses, expert witnesses, translators and attorneys, as well as such expert witnesses, translators and attorneys’ fees, regardless of which Party prevails.

     (d) Parties Bear Own Expenses. Each Party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transactions contemplated by this Agreement.

     (e) Transfer Taxes. No sales, transfer or similar tax will be collected at Closing from Madoff in connection with this transaction. If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, Madoff agrees to be solely responsible, and shall indemnify and hold the Pantera Indemnified Persons harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Properties transferred pursuant hereto and the Madoff shall remit such taxes at that time. Notwithstanding the foregoing, nothing herein shall be interpreted as causing Madoff to have any liability for any sale, use or income tax attributable to the Properties and to any tax period, or portion thereof, prior to the Closing Date. The Parties agree to cooperate with each other in demonstrating that the requirements for exemptions from such taxes have been met. The Party that is required by applicable law to make the filings, reports, or returns with respect to any of the above taxes shall do so, and the other Parties shall cooperate with respect thereto as necessary.

     (f) Ad Valorem Taxes. Lakehills and Pantera shall be responsible for all ad valorem taxes assessed prior to the Closing Date and (i) associated with production from the Wells and (ii) relating to the Equipment and Acreage. Madoff shall be responsible for all ad valorem taxes associated with production from the Wells on or after the Closing Date.

     (g) Correspondence. After the Closing Date, Pantera and Lakehills shall promptly forward to Madoff all mail and other communication addressed to Pantera or Lakehills and received by either of them that relate directly or indirectly to the Properties.

     (h) Payments. If a Party makes a payment for or on behalf of another Party with respect to any expense, cost or other item for which the other Party is responsible hereunder or otherwise, the other Party shall reimburse the Party making the payment promptly within 10 Business Days after receipt of evidence of such payment.

     (i) Insurance. For the avoidance of doubt, from and after the Closing Date, Pantera and Lakehills shall include Madoff as an additional insured on all insurance policies relating to the Properties as required pursuant to the Joint Operating Agreement.

     (j) Entire Agreement. This Agreement, the Participation Agreement and the Joint Operating Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter. In the event of a conflict between the provisions of this Agreement and the Joint Operating Agreement, the provisions of this Agreement shall be controlling.

     (k) Amendments, Waivers. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the Party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

     (l) Choice of Law. Without regard to principles of conflicts of law, this Agreement, including any arbitration contemplated in Section 15(c), shall be construed and enforced in accordance with and governed by the laws of the State of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America.

     (m) Headings, Time of Essence, etc. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

     (n) Successors and Assigns. Subject to the limitation on assignment contained in the following sentence, the Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns. Prior to Closing, no Party shall have the right to assign its rights under this Agreement, without the prior written consent of the other Parties first having been obtained. Notwithstanding the foregoing, Madoff may assign its rights and obligations under this Agreement to an Affiliate of Madoff without the other Parties’ prior written consent.

     (o) Counterpart Execution. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for any of the Parties to sign the same counterpart.

     (p) No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Person other than the Parties and their respective successors and permitted assigns any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

     (q) Publicity. Except as otherwise required by applicable laws or regulations, no Party shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contemplated hereby, without obtaining the prior written approval of the other Parties hereto to the contents and the manner of presentation and publication thereof.

     (r) Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

     (s) Termination of Pantera/Lakehills Agreement. Pantera and Lakehills agree that the letter agreement dated August 11, 2008 between Pantera and Lakehills, relating to certain of the Properties, a copy of which is attached hereto as Exhibit H, is hereby terminated effective as of the date hereof and shall be of no further force or effect. Neither Pantera nor Lakehills shall have any further obligation or liability thereunder.

     (t) Not to be Construed Against the Drafter. Each Party acknowledges that it has read this Agreement, has had the opportunity to review it with an attorney of its choice, and has agreed to all of its terms. Under these circumstances, the Parties agree that the rule of construction that a contract be construed against the drafter shall not be applied in interpreting this Agreement.

     (u) Conspicuousness. Each Party acknowledges and agrees that the provisions of this Agreement that are printed in all capital letter and/or in bold face type are conspicuous.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, this Agreement is executed by the Parties on the Closing Date.

MADOFF ENERGY IV LLC

By:	/s/ Andrew Madoff
Name: Andrew Madoff
Title: CEO

PANTERA PETROLEUM INC.

By:	/s/ Chris Metcalf
Name: Chris Metcalf
Title: President and CEO

LAKEHILLS PRODUCTION, INC.

By:	/s/ Tom Stratton
Name: Tom Stratton
Title: President

LIST OF SCHEDULES AND EXHIBITS

Exhibits

Exhibit A-1	Wells
Exhibit A-2	Associated Property
Exhibit A-3	Acreage Description
Exhibit B	Well Cost
Exhibit C	Land Costs
Exhibit D	Conveyance Form
Exhibit E	Joint Operating Agreement
Exhibit F	Participation Agreement Acreage
Exhibit G	Drill Schedule
Exhibit H	Pantera/Lakehills Agreement

Schedules

Schedule 5(g)	Royalty Burdens
Schedule 5(h)	Contracts Relating to the Properties
Schedule 5(j)	Equipment
Schedule 5(k)	Broker’s or Finder’s Fees of Pantera and Lakehills
Schedule 5(o)	Insurance
Schedule 5(p)	Permits
Schedule 5(r)	Lease Expirations